                                                                     EXHIBIT 6.3

                                REAL ESTATE LEASE

This Lease Agreement (this "Lease") is dated September 1, 2004, by and between
Matthews Morris ("Landlord"), and Smart Technology ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this
Lease, leases to Tenant and to its subsidiary Irisio an office (the
"Premises")located at 5 rue du Chevalier Saint Georges Paris 75008 France.

LEGAL DESCRIPTION. The legal description for the premises is: 1000 square foot located at the third floor of building located 5 rue du Chevalier Saint Georges,
75008 Paris France.

TERM- The lease term will begin on October 15, 2004 and the premises are leased for a three-year initial term.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $7000 payable in Advance on the first day of each month. Lease payments shall be made to the Landlord at 5 rue du Chevalier Saint Georges Paris 75008, which address may be changed from time to time by the Landlord. The lease will be paid by
Smart Technology for the benefit of two tenant companies, Smart Technology and
Irisio, according to the terms of the commitment letter signed by Smart
Technology dated October 2, 2004.

SECURITY DEPOSIT. At the time of the signing of this Lease, Tenant shall pay to
Landlord, in trust, a security deposit of $7000 to be held and disbursed for
Tenant damages to the Premises (if any) as provided by law.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to
Tenant, ordinary wear and tear excepted.

FURNISHINGS. The following furnishings will be provided: Phone equipment with standard, 2 offices completely equipped, and 40% of the availability of the conference room. Tenant shall return all items at the end of the lease term in a condition as good as the condition at the beginning of the lease term, except for such deterioration that might result from normal use of the furnishings.

PARKING. Tenant shall be entitled to use 0 parking space(s) for the parking of the Tenant's customers'/guests' motor vehicle(s).

STORAGE. Tenant shall be entitled to store items of personal property in the closets located in the 2 office rooms and in the conference room during the term of this Lease. Landlord shall not be liable for loss of or damage to, such stored items.

PROPERTY INSURANCE. Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Landlord shall be named as an additional insured in such policies.
Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord.
Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

LIABILITY INSURANCE. Tenant shall not required by Landlord to maintain liability insurance on the Premises.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of
3 years per renewal term, unless either party gives written notice of termination no later than 3 months prior to the end of the term or renewal term.

MAINTENANCE. Landlord shall have the responsibility to maintain the Premises in good repair at all times.

UTILITIES AND SERVICES.
As part of the monthly rent, the tenant is authorized to utilize the copy machine up to 1000 copies per month. Each additional copy will be charged 0.3
Euro per copy. Any unused copy allowance for any month will be carried forward during the whole duration of the 3-year lease.

The landlord commits to provide secretary assistance to receive and forward the messages and calls to the employees of Smart Technology and Irisio.

The monthly rent also includes access in a reasonable fashion, to all the facilities present on the premises.

The monthly payment of Euros 7,000 also includes access to 2 telephone lines with a usage limit of Euros 800 per month. In case of over-allowance usage, additional billing will be provided to Smart Technology on the basis of cos. Any unused telephone allowance for any month will be carried forward during the whole duration of the 3-year lease.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

    REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

    PERSONAL TAXES. Landlord shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to
    Tenant's use of the Premises, along with all sales and/or use taxes (if any)
    that may be due in connection with lease payments.

TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this
Lease, Landlord may terminate this lease upon 3 month's written notice to Tenant that the Premises have been sold.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than Euros 5000, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days or if the cost of repair is Euros 5000 Or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by
Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative,
Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses)
suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. For any payment that is not paid within 5 days after its due date, Tenant shall pay a late fee of Euro 20.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged Euros 40 for each check that is returned to Landlord for lack of sufficient funds.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

       LANDLORD:
       ---------

       Matthews Morris

       5 rue du Chevalier Saint Georges
       Paris 75008 France

       TENANT:
       -------

       Smart Technology
       222 Lakeview Ave, PMB 433
       West Palm Beach, FL 33401

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of
France.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed. and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this
Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

TENANT:

Marc Asselineau            Date: 1 September 2004
Smart Technology

LANDLORD: